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Exhibit 99.1

TRIPATH SECURES $21 MILLION IN FINANCING

        SANTA CLARA, California, January 25, 2002—Tripath Technology Inc. (Nasdaq: TRPH), creators of Class-T™ digital audio amplifiers, announced today that it has raised $21 million through a private placement of Series A Preferred Stock, at $30 per share. The funds will be used to implement the Company's business strategy and advance the introduction of new products in the audio, DSL, and wireless markets.

        Dr. Adya Tripathi, Tripath's Chairman, President and Chief Executive Officer stated, "We are extremely pleased to announce the closing of this financing. This financing will allow us to more aggressively pursue opportunities that we believe will drive our future growth plan. Our goals throughout the second half of 2001 were to implement a plan for future growth, renew the investment community's faith in our corporate vision, and restore value for our shareholders. As we enter 2002, the strong institutional investor support in this latest round of financing validates that we have begun to achieve our goals." He added, "We are extremely excited with the numerous institutional investors who participated in this financing who can provide assistance to the Company in many areas going forward."

        He continued, "We are dedicated to the continued growth of Tripath, and we will use this financing as one of the building blocks for future success. Our 2002 business plan is progressing nicely as demonstrated by our recent announcements at the Consumer Electronics Show, announcement of our amplifiers in Apple's® (Nasdaq: AAPL - news) new ultra-compact iMac's®, recent entry into the automotive audio market, our rapidly expanding presence in the DSL market, and our already established products and relationships in consumer audio. Our 2002 business plan will also benefit from this latest vote of investor confidence."

Private Placement Details

        The funds were raised through the sale of Tripath non-voting Series A Preferred Stock to a group of institutional investors. The placement agent for the sale was Emerging Growth Equities, LTD. Once shareholder approval is completed, each share of Series A Preferred Stock will convert into 20 shares of Common Stock (or an effective Common Stock price of $1.50 per share), subject to adjustment for stock splits, dividends and the like. Investors also received warrants to purchase up to an additional 20 percent of shares of Series A Preferred Stock. The warrants have a term of three years and an exercise price equal to $39.00 per share (or an effective Common Stock exercise price of $1.95 per share), a 30 percent premium to the $1.50 purchase price. The warrants are callable by the Company if the common stock were to trade at $5.85 per share for a period of 20 out of 30 trading days.

        Tripath intends to solicit stockholder approval to the conversion of the Series A Preferred Stock by filing a proxy statement with the Securities & Exchange Commission as soon as practicable. If Tripath does not obtain stockholder approval within certain specified time frames, the investors will have the right to require Tripath to redeem the Series A Preferred Stock and the warrants at the original purchase price plus 3% annual interest. In addition, in connection with the financing, Tripath will file a registration statement on Form S-3 covering the resale of shares of Tripath's common stock issuable upon the conversion of the preferred stock and upon exercise of the warrants.

About Tripath Technology

        Based in Santa Clara, California, Tripath Technology Inc. owns the patented technology called Digital Power Processing (DPP®) technology, which combines modern advances in digital signal processing and power processing. Tripath's Class-T™ digital audio amplifiers rely on a fundamentally new approach to amplifier design that uses semiconductor-based amplifiers that provide significant performance, power efficiency, size, weight and cost advantages over traditional amplifier technology. Tripath's current products target audio applications with sales to leading consumer electronic and computer companies, such as Sony, Aiwa, Hitachi, Blaupunkt and Apple Computer, while Tripath's low power line drivers for central office applications are used by ADSL product suppliers, such as Alcatel Microelectronics. For more information please visit our web site at www.tripath.com.

Safe Harbor Statement

        This release contains certain forward looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the beliefs of management of the Company as well as assumptions made by and information currently available to management of the Company. In addition, when used in this release, the words "will," "believe," "expect," "intend," "plan," and similar expressions and their variants, as they relate to the Company or the management of the Company, may identify forward looking statements. Such statements reflect the judgment of the Company as of the date of this release with respect to future events, the outcome of which are subject to certain risks, which may have a significant impact on the Company's business, operating results or financial condition. These risks and uncertainties include risks and uncertainties regarding our ability to raise additional capital; fluctuations in our quarterly operating results; reliance on a small number of customers; our lengthy sales cycle; customer cancellations and deferrals (even from backlog); the current downturn in the semiconductor industry; the volume of product sales and pricing concessions on certain product sales; and the timing requirements of our customers with respect to new product introductions. Investors are cautioned that these forward-looking statements are uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Although we believe that the expectations reflected in these forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company undertakes no obligation to update forward-looking statements.

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TRIPATH SECURES $21 MILLION IN FINANCING